DIAMOND MULTIMEDIA SYSTEMS, INC.
CHANGE OF CONTROL SEVERANCE AGREEMENT
This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between William J. Schroeder (the "Employee") and Diamond Multimedia Systems, Inc., a Delaware corporation (the
"Company"), effective as of June 21, 1999 (the "Effective Date").
RECITALS
A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.
The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.
B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee's termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and
encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.
D. Certain capitalized terms used in the Agreement are defined in
Section 5 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
(1) Term of Agreement.  This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
(2) At-Will Employment.  The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Employee (an "Employment Agreement"). If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement (if any) together with, or as may otherwise be available in accordance with the Company's established employee plans and practices or pursuant to other agreements with the Company.
(3) Severance Benefits.
 (a) Termination Following Change of Control.
(i) If the Employee's employment terminates at any time within twelve
(12) months following a Change of Control, then, subject to Section 4, the Employee shall be entitled to receive the following severance benefits and no other compensation, severance or benefits:
A) Involuntary Termination; Not for Cause Termination.  If the
Employee's employment is terminated as a result of Involuntary Termina-tion (whether such termination is initiated by the Company or by the Employee), or as a result of termination other than for Cause, then the Employee shall receive the following severance benefits from the
Company:
 1) Severance Payment.  A cash payment (or payments) in an amount equal to one hundred fifty percent (150%) of the Employee's Base Pay.
 2)   Continued Employee Benefits.  One hundred percent (100%)
Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the Change of Control (the "Company-Paid Coverage"), for a period of twelve (12) months after the date of termination of such Employee. Company-Paid Coverage shall not include the percentage of the payment for such insurance as contributed by the Employee immediately prior to the Employee's termination (the "Contribution Percentage").  Company-
Paid Coverage is expressly contingent upon timely payment of the Contribution Percentage by the Employee. If Employee's health insurance coverage included the Employee's dependents immediately prior to the Employee's termination, then Employees' Company-Paid Coverage shall include health insurance coverage for such dependents, subject to timely payments of the Contribution Percentage, as above. For purposes of the continuation health coverage required under Section 4980B of the Code ("COBRA"), the date of the "qualifying event" giving rise to an
Employee's COBRA election period (and that of his "qualifying beneficiaries") shall be the last date on which the Employee receives Company-Paid Coverage under this Plan. If the Employee obtains comparable or better coverage prior to the lapse of the specified Company-Paid Coverage period, the Employee must inform the Company in writing within 30 days thereof and Company-Paid Coverage will thereupon be canceled immediately.
 3) Outplacement Assistance.  Employee shall be entitled to
reasonable, pre-approved Company-paid outplacement assistance, including job counseling and referral services, for a period of six (6) months following the date of termination of employment.
(ii) If the Employee's employment terminates at any time within the period that is between twelve (12) months and twenty-four (24) months following a Change of Control, then, subject to Section 4, the Employee shall be entitled to receive the following severance benefits and no other compensation, severance or benefits:
A) Involuntary Termination; Not for Cause Termination.  If the
Employee's employment is terminated as a result of Involuntary Termina-tion (whether such termination is initiated by the Company or by the Employee), or as a result of termination other than for Cause, then the Employee shall receive the following severance benefits from the
Company:
 1) Severance Payment.  A cash payment (or payments) in an amount equal to seventy-five percent (75%) of the Employee's Base Pay.
 2) Continued Employee Benefits.  One hundred percent (100%) Company-
paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the
Change of Control (the "Company-Paid Coverage"), for a period of six (6)
months after the date of termination of such Employee.   Company-Paid
Coverage shall not include the percentage of the payment for such insurance as contributed by the Employee immediately prior to the Employee's termination (the "Contribution Percentage"). Company-Paid Coverage is expressly contingent upon timely payment of the Contribution Percentage by the Employee. If Employee's health insurance coverage included the Employee's dependents immediately prior to the Employee's termination, then Employees' Company-Paid Coverage shall include health insurance coverage for such dependents, subject to timely payments of the Contribution Percentage, as above. For purposes of the continuation health coverage required under Section 4980B of the Code ("COBRA"), the date of the "qualifying event" giving rise to an Employee's COBRA election period (and that of his "qualifying beneficiaries") shall be the last date on which the Employee receives Company-Paid Coverage under this Plan. If the Employee obtains comparable or better coverage prior to the lapse of the specified Company-Paid Coverage period, the Employee must inform the Company in writing within 30 days thereof and Company-
Paid Coverage will thereupon be canceled immediately.
 3) Outplacement Assistance.  Employee shall be entitled to
reasonable, pre-approved Company-paid outplacement assistance, including job counseling and referral services, for a period of six (6) months following the date of termination of employment.
 (b) Timing of Severance Payments. The severance payment or payments to which Employee is entitled shall be paid by the Company to Employee either: (a) in cash and in full, not later than ten (10) calendar days after the date of termination of Employee's employment, or, (b) as salary continuation on the same basis and timing as in effect immediately prior to the Change of Control; (a) or (b) will be chosen at the Company's discretion. The Company will make this choice known to Employee at the time of termination. If Employee should die before all amounts payable to his or her have been paid, such unpaid amounts shall be paid to Employee's designated beneficiary, if living, or otherwise to the personal representative of Employee's estate.
 (c) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if the Employee is
terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the
Company.
 (d) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
 (e) Termination Apart from Change of Control.  In the event the
Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twenty-four (24)-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
 (f) Options; Restricted Stock.  In the event that the Employee is entitled to severance benefits pursuant to subsection 3(a)(i) or subsection 3(a)(ii), then upon such termination, in addition to any portion of the Employee's stock options that were exercisable immediately prior to such termination, or restricted stock that was not subject to the right of repurchase held by the Company, such options shall continue to vest as to an additional amount, and such restricted stock shall continue to vest from the Company's right of repurchase as to an additional amount, as though the Employee had remained continuously employed for a period of twelve (12) months following such termination in the case of subsection 3(a)(i) above, or six (6) months following such termination in the case of subsection 3(a)(ii) above, for the period prescribed in such option plans or restricted stock purchase agreements.
 (g) Exclusive Remedy. In the event of a termination of Employee's employment within twenty-four (24) months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 3, whichever shall be applicable.
(4) Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the
"Code") and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Section 3(a)(i) shall be either
 (a) delivered in full, or
 (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under
Section 4999 of the Code,
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by
Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under
Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company's independent public accountants immediately prior to Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.
(5) Definition of Terms.  The following terms referred to in this
Agreement shall have the following meanings:
 (a) Base Pay.  "Base Pay" shall mean (i) $400,000 or  (ii) such greater amount of  base straight-time gross earnings, exclusive of payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses, commissions or other compensation, paid immediately prior to the date of Involuntary Termination or termination by the
Company other than for Cause.
 (b) Cause.  "Cause" shall mean (i) any act of dishonesty taken by
Employee and intended to result in substantial gain or personal enrichment of the Employee, (ii) Employee personally engaging in knowing and intentional illegal conduct which is injurious to the reputation of the Company or its affiliates; (iii) Employee's continued failure to substantially perform the duties and obligations of his employment which are not remedied within thirty (30) days after notice thereof from the Board of Directors or Chief Executive Officer of the Company to
Employee; (iv) Employee being convicted of a felony, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, the Company or its affiliates; (v) Employee's engagement in repeated substance abuse which impairs his ability to perform the duties and obligations of Employee's employment or impairs the reputation of the Company; (vi) Employee personally engaging in any act of moral turpitude that impairs the reputation of the Company; (vii) if the performance by Employee of those acts identified in Section 2924 of the California Labor Code; (viii) Employee knowingly and intentionally breaching in any material respect the terms of this Agreement (or any confidentiality agreement or invention or proprietary information agreement with the Company); (ix) Employee's commencement of employment with another employer while he is an employee of the Company; or (x) any material breach by Employee of any material provision of this Agreement which continues uncured for thirty (30) days following notice thereof.
 (c) Change of Control.  "Change of Control" means the occurrence of any of the following events:
(i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or
(ii) A change in the composition of the Board occurring within a two-
year period, as a result of which fewer than  a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.
 (d) Disability.  "Disability" shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
 (e) Involuntary Termination.  "Involuntary Termination" shall mean (i)
a reduction by the Company in the Base Pay of Employee as in effect immediately prior to such reduction, except when a reduction in Base Pay is implemented for a majority of the Company's executives or employees;
(ii) without the Employee's express written consent, the Company requires the Employee to change the location of his or her job or office, so that he or she will be based at a location more than forty
(40) miles from the location of his job or office immediately prior to the Change of Control; (iii) the cost to the Company of Company-provided benefits to Employee, taken as a whole, under plans, arrangements policies and procedures, materially decreases below the cost of the Company-provided benefits to Employee immediately prior to the Change of Control, or the cost to the Employee of such benefits materially increases above the cost to the Employee immediately prior to the Change of Control; however, if such decrease or increase results either from the Company's good faith exercise of business judgment, a decrease that is implemented affecting the majority of Company's employees, or in response to changes in federal or state law, such decrease or increase shall not constitute Involuntary Termination; (iv) without Employee's express written consent, a reduction of the Employee's title, duties, position or responsibilities, or the removal of the Employee from such position and responsibilities. This means that if the Employee, as the Chief Executive Officer of the Company, does not become the chief executive officer of the successor corporation, there will be a reduction in his duties; (v) a successor company fails or refuses to assume the Company's obligations under this Agreement; or (vi) any purported termination of the Executive which is not effected for death, disability or for Cause, or any purported termination for which the grounds relied upon are not valid.
(6) Successors.
 (a) Company's Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.
 (b) Employee's Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(7) Notice.
 (a) General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President.
 (b) Notice of Termination.  Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involun-tary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this
Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.
(8) Miscellaneous Provisions.
 (a) No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
 (b) Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
 (c) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
 (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
 (e) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
 (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
 (g) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.
COMPANY:                                DIAMOND MULTIMEDIA SYSTEMS, INC.
                                        By:             /s/ James M. Walker
                                        Title:          SVP & CFO
                                        Date:           June 21, 1999

EMPLOYEE:                               WILLIAM J. SCHROEDER
                                        By:     /s/ William J. Schroeder
                                        Title:  President & CEO
                                        Date:           June 21, 1999